EXHIBIT 3.5
AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (the “Plan and Agreement”) is hereby adopted and entered into this 9th day of November, 2005, by and between Gold Energy, LLC, a Minnesota limited liability company (“Gold Energy Minnesota”), and Gold Energy, LLC, a North Dakota limited liability company (“Gold Energy North Dakota”), said entities also collectively referred to in this Plan and Agreement as the “Constituent Entities.”
     WHEREAS, Gold Energy Minnesota and Gold Energy North Dakota desire to merge under and pursuant to the provisions of N.D. Cent. Code §§ 10-32-100 – 10-32-107.
     NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree that Gold Energy Minnesota shall be and is hereby merged into Gold Energy North Dakota, which shall be the surviving entity, upon the following terms and conditions:
     1. Agreement to Merge; Surviving Entity. The Constituent Entities hereby agree that Gold Energy Minnesota shall be merged into Gold Energy North Dakota effective as of the Effective Date (as defined in Section 7 below), and the name of the surviving entity (sometimes referred to herein as the “Surviving Entity”) shall thereafter be Gold Energy, LLC.
     2. Offices of the Surviving Entity. The street address of the initial principal office of the Surviving Entity in the State of North Dakota is 1183 6th Street, Wahpeton, North Dakota 58075. The street address of the initial registered office of the Surviving Entity in the State of North Dakota is 1183 6th Street, Wahpeton, North Dakota 58075, and the name of its initial registered agent at such address is Les Nesvig.
     3. Purpose of Surviving Entity. The purpose of the Surviving Entity is to engage in any lawful act or activity for which limited liability companies may be formed under the North Dakota Limited Liability Company Act.
     4. Mode of Effecting Merger. The Members of Gold Energy Minnesota shall surrender their interests in the company to the Surviving Entity and each shall receive, in substitution therefor, a certificate for fully paid and non-assessable membership units in the Surviving Entity, in the ratio of One (1) membership unit in the Surviving Entity for One (1) membership unit in Gold Energy Minnesota
     All interests and accounts in Gold Energy Minnesota prior to the Effective Date shall, as of the Effective Date, cease to exist.
     5. Reporting of Assets; Pooling of Interests. The assets of Gold Energy Minnesota shall be reported in the accounts of the Surviving Entity at their book value as of the Effective Date. The aggregate stated capital, capital surplus, and earned surplus of the Constituent Entities shall be, respectively, the stated capital, capital surplus, and earned surplus of Gold Energy Minnesota and Gold Energy North Dakota.
     6. Tax Effects of Merger. This merger is intended to qualify as a tax-free reorganization under the Internal Revenue Code.
     7. Effective Date. For all purposes of the laws of the State of Minnesota and the State of North Dakota, this Plan and Agreement and the merger herein provided for shall become effective as of the date upon which a Certificate of Merger is filed with the North Dakota Secretary of State (the

“Effective Date”).
     8. Effect of Merger. Upon this merger becoming effective:
     (a) The Surviving Entity shall have unlimited power to engage in and to do any lawful act concerning any and all lawful business for which limited liability companies may be organized under the North Dakota Limited Liability Company Act;
     (b) The Surviving Entity shall thereafter enjoy all rights, privileges and powers previously held by the Constituent Entities, and shall thereafter own all property, whether real, personal or mixed, tangible or intangible, previously owned by the Constituent Entities;
     (c) All rights of creditors of either Constituent Entity shall be preserved unimpaired, and all liens upon any property of either Constituent Entity shall continue in full force and effect with respect to the specific property affected thereby immediately prior to the effective date of the merger;
     (d) All debts, liabilities, obligations and duties of the Constituent Entities shall be assumed and performed by the Surviving Entity; and
     (e) Gold Energy Minnesota shall cease to exist as a separate entity.
     9. Approval; Further Assurances. This Plan and Agreement has been approved by the Governors and Members of Gold Energy Minnesota and by the Governors and Members of Gold Energy North Dakota to the extent required such parties’ organizational documents and the North Dakota Limited Liability Company Act. If at any time the Surviving Entity determines that any further assignment or assurance is necessary or desirable to vest, perfect or confirm in Gold Energy North Dakota title to any property or rights of Gold Energy Minnesota, the proper Governors and Members of Gold Energy Minnesota shall execute and deliver such deeds, assignments and assurances and take such other actions as may be necessary or proper to vest, perfect, or confirm title to such property or rights in Gold Energy North Dakota and otherwise carry out the purposes of this Plan.
     10. Amendments to Organizational Documents. No amendments or changes to the organizational documents of the Surviving Entity are desired or necessary for the merger.
     IN WITNESS WHEREOF, the parties have duly executed this Plan and Agreement as of the day and year first above written.

GOLD ENERGY, LLC		GOLD ENERGY, LLC

By:	/s/ Les Nesvig	By:	/s/ Les Nesvig
	Les Nesvig		Les Nesvig

Its:	President	Its:	Governor

STATE OF NORTH DAKOTA		:
:ss.
COUNTY OF RICHLAND		:
     On this 9th day of November, 2005, before me, the undersigned, a Notary Public in and for the State of North Dakota, personally appeared Les Nesvig, to me personally known, who, being by me duly sworn, did say that he is the President of Gold Energy, LLC, a Minnesota limited liability company, executing the within and foregoing instrument, that no seal has been procured by the said limited liability company; that said instrument was signed on behalf of said limited liability company by authority of its Board of Governors and Members; and that the said Les Nesvig as such President acknowledged the execution of said instrument to be the voluntary act and deed of said limited liability company, by it and by him voluntarily executed.

/s/ Arlene B. Lovgren

Notary Public

in and for the State of North Dakota

STATE OF NORTH DAKOTA		:
:ss.
COUNTY OF RICHLAND		:
     On this 9th day of November, 2005, before me, the undersigned, a Notary Public in and for the State of North Dakota, personally appeared Les Nesvig, to me personally known, who, being by me duly sworn, did say that he is the sole Governor of Gold Energy, LLC, a North Dakota limited liability company, executing the within and foregoing instrument, that no seal has been procured by the said limited liability company; that said instrument was signed on behalf of said limited liability company by authority of its sole member and sole Governor; and that the said Les Nesvig as such Governor acknowledged the execution of said instrument to be the voluntary act and deed of said company, by it and by him voluntarily executed.

/s/ Arlene B. Lovgren

Notary Public

in and for the State of North Dakota

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